 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Professional Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Daniel R. Sheehan

Chairman of the Board

April 2, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Professional Holding Corp., which will be held at our executive offices located at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134, on Tuesday,  April 28, 2020 beginning at 10:00 a.m., Eastern Time.

We intend to hold our annual shareholders meeting in person. However, we are actively monitoring the novel coronavirus COVID-19 and how it could impact the health of our shareholders.  Moreover, we need to be flexible in complying with the protocols and limitations that may be imposed by federal, state, and local governments. If it becomes impossible or inadvisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting.

Whether or not you plan to attend the meeting, we encourage you to cast your vote on the proposals to be considered at our annual meeting by completing the enclosed Proxy Card and returning it to us. This will ensure that your preferences will be expressed on the matters that will be considered at the annual meeting. If you submit your Proxy Card and attend in person, you may change your vote at the meeting. We must receive your Proxy Card no later than 11:59 p.m., Eastern Time, on Monday,  April 27, 2020 to be counted.

We want to thank you for your continued support. If you have any questions about the Proxy Statement or any of the proposals to be considered, please do not hesitate to call us.

Sincerely,

Daniel R. Sheehan
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

BUSINESS	TIME

(1)Elect three Class III and one Class II director nominees to the Board of Directors;	10:00 a.m., local time, April 28, 2020
PLACE
(2)Ratify the appointment of Crowe LLP as our independent auditor for the current fiscal year; and	Professional Holding Corp.
396 Alhambra Circle, Suite 255
(3)Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.	Coral Gables, Florida 33134
VOTING
RECORD DATE

Shareholders as of the close of business on March 16, 2020, are entitled to notice of, attend, and vote at the meeting. A list of these shareholders will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.

Even if you plan to attend the meeting in Coral Gables, Florida, please provide us your voting instructions by doing the following as soon as possible:

   Use the Internet address on the proxy card to vote online;

   Use the toll-free number on the proxy card, if you received one to vote telephonically; or

  Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope.

By Order of the Board of Directors Daniel R. Sheehan Chairman and Chief Executive Officer Coral Gables, Florida April 2, 2020

PROXY STATEMENT

We are providing these Proxy Materials in connection with the solicitation by the Board of Directors (the “Board”) of Professional Holding Corp., a Florida corporation, of proxies to be voted at our 2020 Annual Meeting of Shareholders and at any adjournments or postponements of the Annual Meeting.

We will hold our 2020 Annual Meeting at 10:00 a.m., local time, Tuesday,  April 28, 2020, at our principal executive offices located at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134. We are making these Proxy Materials available to our shareholders on or about March 30, 2020.    We intend to hold our annual shareholders meeting in person. However, we are actively monitoring the novel coronavirus COVID-19.   If it becomes impossible or inadvisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

In this Proxy Statement, we refer to Professional Holding Corp. as the “Company,” “we,” or “us” and to the 2020 Annual Meeting as the “Annual Meeting.”

VOTING INFORMATION

Who can vote?

All shareholders of record at the close of business on the record date of March 16, 2020 are entitled to receive these Proxy Statement and to vote at the Annual Meeting. On that date, there were 8,689,262 shares of our Class A Voting Common Stock outstanding and entitled to vote held by approximately 8,689,262 shareholders of record.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares you beneficially own that are held of record by a broker, trustee, or other nominee may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. The vote you cast in person will supersede any previous votes that you submitted.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareholder of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail, the Internet, or by telephone. Instructions are on the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Daniel R. Sheehan and Mary Usategui each as a proxy. The proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 27, 2020 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Will there be remote access to the meeting?

We intend to hold our annual shareholders meeting in person. However, we are actively monitoring the novel coronavirus COVID-19 and how it could impact the health of our shareholders.  Moreover, we need to be flexible in complying with the protocols and limitations that may be imposed by federal, state, and local governments. If it becomes impossible or inadvisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change will be announced via press release and the filing of a Form 8-K with the Securities and Exchange Commission (“SEC”). Additionally, if we elect to hold a remote meeting, we will post the information at https://myprobank.com/ir/. As always, we encourage you to vote your shares prior to the annual meeting.

What is being voted upon?

You are being asked to vote on three Class III nominees for election to the Board of Directors for a three-year term and one Class II nominee for election for a two-year term, and to ratify our appointment of Crowe LLP as our independent auditor for 2020.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as follows:

•	FOR each of the nominees for election to the Board; and
•	FOR the ratification of the appointment of our independent auditor.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

How many votes does each share have?

Each share of our Class A Voting Common Stock has one vote.  For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum but are not counted for or against the matters being considered.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors and ratify Crowe LLP’s appointment?

Directors are elected (Proposal No. 1) by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting.  Votes withheld have no legal effect.

Crowe LLP’s appointment (Proposal No. 2) will be ratified if the affirmative votes cast by the shareholders present or represented at the Annual Meeting and entitled to vote on the proposal exceed the votes cast in opposition.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares of record, giving you the right to vote the shares at the Annual Meeting.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you are the shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted as recommended by our Board.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 2 to ratify our auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 2 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for a proposal and will have the effect of neither a vote for nor a vote against the proposal.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareholders by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors and officers and other employees may make solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other employees will receive no additional compensation for any such solicitations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II, and Class III.  At the Annual Meeting, the shareholders will elect three Class III directors and one Class II director, as indicated below.  Each of the nominees is currently serving as a member of the Board. Unless instructed otherwise, the proxies will vote each valid voting instruction and proxy card for the election of the nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the director nominees are elected, the Board will not have any vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker nonvote on this proposal.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election in the categories of: age, positions held, principal occupation and business experience. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that each nominee and incumbent director not standing for re-election has a reputation for integrity, honesty, and adherence to high ethical standards and that each has demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders.

Class III Directors Nominated for Election (terms to expire at the 2023 Annual Meeting)

Jon L. Gorney(age 69) has served as director of the Company and Professional Bank since 2017. In addition to his Board seat, Mr. Gorney has also served as Chairman of Professional Bank’s IT & Operations Committee since 2017. Mr. Gorney’s career spans 37 years in the financial services industry, 35 of which were spent with National City Corporation, or National City. He held numerous roles at National City, including leading the Corporate Operations and Information Services organization for 18 years. In this capacity, Mr. Gorney’s responsibilities included providing corporate-wide leadership for all acquisitions and integrations and overseeing over 6,000 people with an operating budget of approximately $900 million. During his tenure, assets of National City grew substantially requiring significant re-engineering of the technology architecture, infrastructure, and application systems. Between 2004 and 2006, Mr. Gorney also served as Chairman and CEO of National Processing Company, or NPC, which was the second largest publicly traded merchant card processor in the United States, of which National City was a large majority shareholder. Mr. Gorney joined PNC Financial Services (NYSE: PNC) following its acquisition of National City in December 2008 and co-chaired the company-wide integration. Mr. Gorney was a member of the executive and management committees at both National City and PNC ad he retired from PNC in June 2010. Mr. Gorney holds a Bachelor of Science degree in computer science from the University of Dayton. Ryan Gorney, Chief Information Officer/Digital Officer of Professional Bank, is the son of Mr. Gorney.

Herbert Martens (age 67) has served as a director of Professional Bank since 2008 and as a director of the Company since its inception in 2014. Since 2006, Mr. Martens has served as Managing Partner of Advent Associates, LLC, a private investment entity. He has more than 30 years of banking and investment experience, most recently serving as President and Chief Executive Officer of National City Bank Florida, in Palm Beach Gardens, Florida until 2006. Prior to that time, he served in various positions, including as Chairman and Chief Executive Officer of NatCity Investments, Executive Vice President of National City’s wealth management businesses and President and Chief Executive Officer of Allegiant Mutual Funds. Mr. Martens also previously served as Executive Vice president of Prescott, Ball & Turben, Inc., an investment firm, and Chief Executive Officer of Raffensperger, Hughes, & Company, an investment banking and brokerage firm, President and founder of Reserve Capital Group. Mr. Martens received a B.S. in finance and an M.B.A. from the University of Virginia.

Anton Schutz (age 56) has served as a director of Professional Bank and the Company since 2015. Mr. Schutz founded Mendon Capital Advisors Corp in 1996 with a long/short and event-driven investment strategy focused exclusively on investing in the financial services sector. Mr. Schutz is responsible for the definition and implementation of portfolio strategy for the fund. Mr. Schutz has been in the investment and risk management business since 1986, focusing on investment and portfolio management. Mr. Schutz served as a senior vice president at RBC Dain Rauscher in institutional sales trading in the financial institutions group. He also worked at Chase Manhattan Bank for 10 years from 1986 to 1996 where his responsibilities included structuring investment products utilizing hedge funds and the development and application of financial risk strategies. Mr. Schutz has also been the portfolio manager of the RMB Mendon Financial Services Fund since 1999 and the RMB Mendon Financial Long/Short Fund since it was launched in 2004. Mr. Schutz has been frequently interviewed regarding his expertise in the financial services sector. He has appeared regularly as a guest on CNBC and Bloomberg and has been quoted in The Wall Street Journal,  Barron’s,  Financial Times, and similar publications. He graduated from Franklin and Marshall College and obtained his M.B.A. in finance from Fordham University.

Class II Directors Nominated for Election (term to expire at the 2022 Annual Meeting)

Norman S. Edelcup (age 84) was appointed as a director of the Company on March 26, 2020.   He was a director of Marquis Bancorp, Inc. from its inception until its merger with the Company. Mr. Edelcup has been Chairman of the Sunny Isles Beach Foundation since January 2015 and currently serves as a director and member of the Audit Committee of Baron Mutual Funds.   He served as the Mayor of the City off Sunny Isles Beach, Florida from 2003 to 2014, after serving as Vice Mayor from 2002 to 2003 and Commissioner in 2001. Mr. Edelcup has over 40 years of business experience, having worked in banks and bank service bureaus; as well as in the accounting, manufacturing, electric utility and real estate industries. Mr. Edelcup holds a Bachelor of Science and Bachelor of Business Administration in accounting from Northwestern University.  Our Nominating and Corporate Governance Committee has advised our Board to waive the requirement that Mr. Edelcup not stand for election after the age of 72.  Based on Mr. Edelcup’s business experience, financial institution board experience, and civic involvement the Nominating and Corporate Governance Committee believes that his appointment is in the best interest of the Company.

The Board unanimously recommends that the shareholders vote “FOR” all of the director nominees named in this Proxy Statement.

Class I Directors Continuing in Office (terms to expire at the 2021 Annual Meeting)

Rolando DiGasbarro (age 50) has served as a director of Professional Bank and the Company since 2014. Mr. DiGasbarro is the Principal and founder of Windsor Investment Holdings LLC, founded in 2003, where he oversees investments in numerous commercial and residential real estate projects throughout North America. Since 2013, Mr. DiGasbarro has been a part-owner of several car dealerships and a large specialty finance company. Mr. DiGasbarro previously worked as an investment banker for Lehman Brothers Holdings, Inc. from 1996 until 2003. Mr. DiGasbarro received both his B.B.A. and M.B.A. from York University in Toronto, Canada.

Carlos Garcia (age 48) has served as a director of Professional Bank and the Company since 2015 and is the designee of BayBoston pursuant to its right to appoint a director under its letter agreement with the Company. He has over 25 years of experience in the financial services industry, in both the private and public sectors. He has served as the Chief Executive Officer of BayBoston Managers LLC since 2014 and the Managing Partner and Founder of the BayBoston family of funds since 2013. He worked for 14 years at Banco Santander serving in various positions, including managing a mid-sized bank, and as a senior ranking executive and board member of Santander Bank, N.A. and Santander Holdings USA, Inc. He was appointed by President Obama to the Financial Oversight and Management Board for Puerto Rico in 2016. He is the Chairman of CFG Partners and a member of the board of directors of Hyde Square Task Force and has served on its board since 2014. He graduated with a dual degree from the Wharton School and the College of Arts & Sciences at the University of Pennsylvania

Dr. Lawrence Schimmel (age 71) was the founding Chairman of Professional Bank and has served as a director of Professional Bank since 2008 and as a director of the Company since its inception in 2014. Dr. Schimmel has been an entrepreneur in the medical-related business field throughout most of his career. Presently, he serves on the board of directors as the Chief Medical Officer for Clinigence Holdings, Inc., doing business as Clinigence Health, a healthcare analytics company since April 2019. Dr. Schimmel has also served as Managing Partner of Allied Health Advisors, LLC from 2012 to 2015. In 1992, Dr. Schimmel co-founded Allied Health Group and Florida Specialty Networks, which grew into a national medical management business overseeing the payment of approximately $450 million in healthcare claims annually, and he served as President and Chief Executive Officer of each of these companies from their founding until 1998 when they were sold to Magellan Health Services. In 1984, Dr. Schimmel was the founding Chairman of Megabank and served on its board of directors until 1993. Subsequently, Dr. Schimmel served on the board of directors of Executive National Bank from 1994 until 1997. Most recently, Dr. Schimmel served as the. Chief Medical Officer for QualMetrix from 2013 until March 2019 when it was acquired by Clinigence Health. In addition, Dr. Schimmel practiced general and vascular surgery in the Miami community for 17 years.  Dr. Schimmel received his B.A. from Rutgers College and his M.D. from New Jersey College of Medicine.

Class II Directors Continuing in Office (terms to expire at the 2022 Annual Meeting)

Abel L. Iglesias (age 57) has served as a director of the Company and Professional Bank and as Professional Bank’s President since 2016 and was additionally named as Chief Operating Officer of Professional Bank in 2019. Between 2016 and 2019, Mr. Iglesias served as the Chief Executive Officer of Professional Bank. Mr. Iglesias has close to 40 years of banking experience. Prior to joining Professional Bank in 2013, he served as President and Chief Executive Officer of JGB Bank, N.A., a bank based in Florida with total assets of approximately $516 million, between 2009 and its sale in 2013 to Sabadell United Bank, N.A. Mr. Iglesias also previously served as the Senior Executive Vice-President of BankUnited, FSB between 2003 and 2009 where he oversaw the commercial, corporate, commercial real estate and small business banking areas and was directly responsible for the day-to-day management of the Commercial Banking division and its lending groups for Miami-Dade, Broward, and Palm Beach Counties. From 1998 through 2003, he served as the Executive Vice President and Chief Lending Officer for the South Florida region of Colonial Bank. Mr. Iglesias also worked for Eastern National Bank and the Bank of Miami where he began his banking career in 1980. Mr. Iglesias is a board member of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Iglesias holds a Master of Business Administration degree from the University of Miami and a Bachelor of Professional Studies degree, magna cum laude, from Barry University.

Daniel R. Sheehan (age 44) has served as a director of Professional Bank since its inception in 2008, Chairman of the Board of Professional Bank since September 2013, Chief Executive Officer of Professional Bank since 2019, and Chairman of the Board and Chief Executive Officer of the Company since its inception in 2014. From 2016 until 2019, Mr. Sheehan was a real estate investment banker with Walker & Dunlop, Inc. and held a similar position with Cohen Financial from 2005 through 2016. Following the execution of his employment agreement in May 2018, Mr. Sheehan began winding down his involvement in real estate investment banking to focus full time on the Company and Professional Bank. Mr. Sheehan started his career at Bear Stearns, and subsequently has been directly involved in the investment and deployment of over $10 billion of institutional real estate capital throughout the U.S. while holding various positions at national real estate investment banks and financial intermediaries. He has significant experience in capital markets, structured finance, investment banking, community banking and shadow banking industries that provided him with valuable strategic insight. Mr. Sheehan received his Bachelor of Science in Business Administration from the University of Florida and his M.B.A. from the University of Miami.

Corporate Governance

Corporate Governance Guidelines.   We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which sets forth the framework within which our Board, assisted by the committees of our Board, oversees the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, committees of our Board and selection of new directors. Our Corporate Governance Guidelines will be available on our website at www.myprobank.com under the “Investor Relations” tab.

Director Qualifications.   We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Our Corporate Governance Guidelines restrict directors from serving on more than four other boards of public companies in addition to our Board. We believe their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. When considering potential director candidates, our Board also considers the candidate’s character, judgment, diversity, skill set, specific business background and global or international experience in the context of our needs and those of our Board.

Director Independence.   Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board. The rules of the Nasdaq Stock Market, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our Board has affirmatively determined that Messrs. DiGasbarro, Garcia, Martens, Schimmel and Schutz are “independent directors” under the applicable rules. We have determined that Messrs. Sheehan, Iglesias and Gorney are not “independent directors” under the applicable rules. Our Board determined that Messrs. Sheehan and Iglesias do not qualify as independent directors because Mr. Sheehan is an executive officer of both the Company and the Bank and Mr. Iglesias is an executive officer of the Bank. Additionally, Mr. Gorney does not qualify as independent since his son, Ryan L. Gorney, is employed as Chief Information/Digital Officer at the Bank.

Director Age Limits.   Pursuant to our Corporate Governance Guidelines, directors may not stand for election after they reach the age of 72, unless, on the recommendation of the Nominating and Corporate Governance Committee, our Board waives this requirement as to a director on the basis that such waiver is in the best interests of the Company, in which case the basis for this waiver shall be disclosed in the proxy statement for the annual meeting of shareholders. A director elected to our Board prior to his or her 72nd birthday may continue to serve until the next annual shareholders meeting coincident with or next following his or her 72nd birthday, subject to the waiver process described in the preceding sentence. In addition, our Board believes that it is advisable that non-employee directors have a varied mix of tenures and will strive to maintain the average tenure of non-employee directors at a level less than 10 years. The Board believes this policy will help encourage a diversity of experience and viewpoints.

Leadership Structure.   Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board, as our Board believes that it is in the best interests of our shareholders to make that determination from time to time based on the position and direction of our Company and the membership of our Board.

Currently, Mr. Sheehan serves as Chairman of our Board and of the Bank and the Chief Executive Officer of the Company and Bank. We believe this structure is currently appropriate for us. We believe that having a combined Chairman and Chief Executive Officer role at the Company and Bank allows Mr. Sheehan to primarily focus on strategic aspects of our business while Mr. Iglesias, as the President of the Bank, is able to focus primarily on managing the day-to-day operations of the Bank.

Code of Ethics and Business Conduct.   Our Board has adopted a Code of Ethics and Business Conduct which applies to all of our directors, officers and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and will operate as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Ethics and Business Conduct, is available on our website at www.myprobank.com under the “Investor Relations” tab. We expect that any amendments to our Code of Ethics and Business Conduct, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by Nasdaq Stock Market rules.

Risk Management and Oversight.   Our Board oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process (including oversight of capital adequacy in relation to risk), its committees oversee risk within their respective areas of oversight. Additionally, the Bank Board has several committees, including a Credit Committee, Asset Liability Management Committee, Compliance Committee, IT and Operations Committee, and Risk Committee (which primarily focuses on the Bank’s enterprise risk management) to assist with risk management related to matters within the purview of each committee. Management regularly reports on applicable risks to the relevant committee or the full Board, both at the Bank and Company levels, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Director Compensation

Each of our non-employee directors received a cash fee of $2,000 per month in consideration for their service on the Board of Directors of both the Company and Professional Bank and their respective committees during 2019. This cash fee has been increased to $2,500 per month in 2020. Our directors are also entitled to participate in our equity incentive plans and each non-employee director received a $10,000 restricted stock award in 2019, which will vest in equal annual installments over a three-year vesting period. Travel reimbursements are made for those directors that travel more than 50 miles to attend Board or committee meetings. Directors are also entitled to the protection provided by the indemnification provisions in our Articles of Incorporation and Bylaws, as well as the articles of incorporation and bylaws of Professional Bank.

The following table sets forth compensation paid or awarded to, each of our directors (except for Messrs. Sheehan and Iglesias, whose compensation is disclosed under Executive Compensation and who do not receive any additional compensation for their service on the Board) during  2019.

	Fees earned
	or paid in		Total
Name	cash	Stock Awards	Compensation
Rolando DiGasbarro(1)	$24,000	$10,000	$34,000
Carlos M. Garcia(2)	24,000	10,000	34,000
Jon L. Gorney(3)	24,000	10,000	34,000
Herbert Martens, Jr.(4)	24,000	10,000	34,000
Dr. Lawrence Schimmel(5)	24,000	10,000	34,000
Anton V. Schutz(6)	24,000	10,000	34,000
Norman Edelcup(7)

(1)	Mr. DiGasbarro held an aggregate 2,500 options, 526 shares of restricted stock, and 27,500 share appreciation right units as of December 31, 2019.
(2)	Mr. Garcia held an aggregate of 526 shares of restricted stock and 27,500 share appreciation right units as of December 31, 2019.
(3)	Mr. Gorney held an aggregate of 526 shares of restricted stock and 25,000 share appreciation right units as of December 31, 2019.
(4)	Mr. Martens held an aggregate of 7,500 options, 526 shares of restricted stock, and an aggregate of 27,500 share appreciation right units as of December 31, 2019.
(5)	Dr. Schimmel held an aggregate of 9,500 options, 526 shares of restricted stock, and an aggregate of 27,500 share appreciation right units as of December 31, 2019.
(6)	Mr. Schutz held an aggregate of 526 shares of restricted stock and 25,000 share appreciation right units as of December 31, 2019.
(7)	Mr. Edelcup was not a member of the Board in 2019.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT AUDITOR

Ratification of Auditors

Our Audit Committee expects to appoint Crowe LLP as our independent auditor for the 2020 fiscal year. Shareholder ratification of the appointment of Crowe LLP as our independent auditor is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the expected appointment of Crowe LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the expected appointment of Crowe LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Crowe LLP is ratified, the Audit Committee at its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

The Audit Committee is responsible for the negotiation and retention of the Company’s independent registered accounting firm.  For the years ended December 31, 2019 and 2018, fees for professional services rendered by Crowe LLP were:

Year ended December 31, ($ in thousands)	2019	2018
Audit Fees (1)	$ 220,000	$ 66,000
Audit Related Fees (2)	621,706	0
Tax Fees	0	0
Total	$ 841,706	$ 66,000

(1) Audit fees for 2019 and 2018 consisted of professional services rendered for the annual audit of our financial statements and review of financial statements.

(2) Audit related fees for the Year ended 2019 included $395,000 attributable to our Initial Public Offering, $171,130 attributable to PCAOB audits, $35,000 attributable to the MBI merger, and $20,576 for expenses and technology costs.

Required Vote

The proposal to ratify the expected appointment of Crowe LLP as independent auditor will be approved if the affirmative votes cast by the shareholders present or represented at the Annual Meeting and entitled to vote on the proposal exceed the votes cast in opposition.

The Board unanimously recommends that the shareholders vote “FOR” ratification of the appointment of Crowe LLP as our independent auditor for the fiscal year ending December 31, 2020.

EXECUTIVE COMPENSATION

INTRODUCTION

As an “emerging growth company” as defined in the Securities and Exchange Commission rules.  As such, we are subject to different executive compensation disclosure rules than apply to other public companies.  Among other things, we are not required to submit our executive compensation programs to an advisory, or “say on pay,” vote, and we are not required to provide a “Compensation Discussion and Analysis” of our executive compensation program.  In addition we are permitted to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers”, or NEOs. This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2019, our named executive officers, or NEOs, were:

• Daniel R. Sheehan, Chairman and Chief Executive Officer of the Company and Professional Bank;
• Abel L. Iglesias, President and Chief Operating Officer of Professional Bank; and
• Ryan L. Gorney, Chief Information/Digital Officer of Professional Bank.

Executive Officers

The following provides certain information about our non-director Executive Officers:

Ryan L. Gorney (Age 39) has served as Chief Information/Digital Officer of Professional Bank since 2018. Prior to joining Professional Bank, he led the digital strategy and execution for KeyBank, an approximately $135 billion financial services company headquartered in Cleveland, Ohio from 2014 to 2016. He was a senior manager at Ernst & Young LLP from 2012 to 2014 and an executive director between 2016 and 2018. Prior to his service at KeyBank and Ernst & Young, Mr. Gorney was a senior manager at Accenture from 2003 to 2012 where he focused on providing advisory services to some of the largest financial services companies across the globe. Mr. Gorney is the son Jon L. Gorney, a director of the Company. Mr. Gorney received his Bachelor of Science in Business Administration degree from the University of Dayton.

Mary Usategui (age 35) has served as Executive Vice President and Chief Financial Officer of Professional Bank since April 2014.  In February 2020, Ms. Usategui was appointed Chief Accounting Officer of the Company, from April 2014 to February 2020 she was Secretary of the Company. Ms. Usategui previously served as Vice President and Controller for Professional Bank from May 2010 until March 2014. Prior to joining Professional Bank, she served in various roles, including most recently as Senior Financial Officer with Grove Bank and Trust (formerly Coconut Grove Bank) in Miami, Florida from 2003 to 2010. In all, she has over 15 years of banking experience. Ms. Usategui has also served as a bank advisory board member for the AAA Scholarship Foundation since 2016. Ms. Usategui is a Florida-licensed Certified Public Accountant and received her Master of Accounting degree from the University of Miami and both her Master of Science in Finance degree and her Bachelor of Business Administration degree in Finance and International Business, from Florida International University.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation awarded to, earned by or paid to the NEOs for the fiscal year ended December 31, 2019, calculated in accordance with SEC rules and regulations.

				Stock
Name and Principal Position	Year	Salary	Bonus	Awards	Other	Total
Daniel R. Sheehan	2019	$400,000	$100,000	$665,000	$58,900	$1,223,900
Chairman and Chief Executive Officer
Abel L. Iglesias	2019	352,917	120,000	162,502	58,004	$693,422
President and Chief Operating Officer
Ryan L. Gorney	2019	350,000	50,000	95,000	37,619	$532,619
Chief Information/Digital Officer

All Other Compensation

			Health
		401(k)	Savings	Auto	Health &
Name	Year	Match	Account	Allowance	Welfare	Other(1)	Total
Daniel R. Sheehan	2019	$16,462	$—	$6,000	$36,437	$—	$58,900
Abel L. Iglesias	2019	14,883	—	8,500	32,221	2,400	$58,004
Ryan L. Gorney	2019	7,593	—	—	30,026	—	$37,619

(1)	Includes a monthly auto allowance and payments for cellular telephone and data services.

DISCUSSION OF SUMMARY COMPENSATION TABLE

General.  We have compensated our NEOs through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our NEOs has substantial responsibilities in connection with our day-to-day operations.

Base Salary.  Our Compensation Committee reviews the base salaries of our NEOs and recommends that the Board approve each such executive officer’s base salary. In setting the base salary of each NEO for the period presented above, the Compensation Committee relied on market data provided by our human resources department and survey data from industry resources. In the future, the Compensation Committee may also retain one or more consultants (including compensation consultants), legal counsel or other advisors it deems necessary to assist in this process and on such terms as the Compensation Committee deems appropriate, but has not retained a consultant at this time. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job duties or responsibilities.

Cash Bonuses.  Our NEOs are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those NEOs who contribute meaningfully to our performance for the corresponding year. Our Board has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.

Equity Awards.  The equity awards referred to in the table above are share appreciation rights units issued pursuant to our 2014 Share Appreciation Rights Plan, as amended, which, as described more fully below, allows the Compensation Committee to establish the terms and conditions of the awards, subject to the plan terms. SAR units are granted with a base price equal to the fair market value of our Class A Common Stock on the date of grant. The awards generally vest after five years of continuous service following the grant date or upon the occurrence of certain corporate events, such as a change in control. Unit appreciation payments are generally paid shortly after the occurrence of certain non-performance-related events in accordance with the 2014 Plan and unit agreement. In 2019, our Board and shareholders adopted the 2019 Equity Incentive Plan, or 2019 Plan. Under the 2019 Plan, the Compensation Committee has the power to grant incentive stock options, non-qualified stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares or share units, cash awards, or other equity-based awards, or any combination of the foregoing. The Compensation Committee may determine the terms and conditions of each award under the 2019 Plan. We believe these equity and equity-linked awards to our executive officers help align the interests of management and our shareholders as well as reward our executive officers for improved Company performance.

Professional Bank 401(k) Plan.  Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our NEOs may elect to participate in the 401(k) Plan on the same basis as all other employees. We match 100% of our employees’ contribution of the first 3% of salary and 50% of the next 2% of salary (for a total of a 4% match assuming a contribution by an employee of 5% of his or her salary).

Health and Welfare Benefits.  Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. We also include imputed income for service fees paid by Professional Bank related to bank-owned life insurance policies, and premiums for supplemental disability insurance and life insurance in the amounts reported in the table above.

Perquisites.  We provide our NEOs with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The perquisites received by our NEOs in 2019 included automobile allowances and reimbursement for mobile telephone and data services.

Potential Payments Upon Termination or Change in Control

If we experience a change in control, our named executive officers may be entitled to certain payments and other benefits under certain circumstances, such as the payment of a separation allowance and accelerated vesting of equity awards. The payment of these benefits is generally subject to the named executive officer’s execution of a customary general release in favor of the Company.

Agreements with Named Executive Officers

We, the Bank, or both we and the Bank have entered into employment agreements with our Chairman and Chief Executive Officer, Daniel R. Sheehan, the President and Chief Operating Officer of the Bank, Abel L. Iglesias, and our Chief Information/Digital Officer, Ryan L. Gorney, each of which is summarized below.

Employment Agreement with Daniel R. Sheehan

On May 2, 2018, the Company and the Bank entered into an employment agreement with Mr. Sheehan pursuant to which he serves as Chairman and Chief Executive Officer of the Company and as Chairman of the Bank. The employment agreement provides for an initial term of three years with renewals for an additional year each year thereafter, unless we or Mr. Sheehan provide written notice to the other of non-renewal no more than three months prior to the date on which the agreement is set to expire.

Annual Base Salary; Annual and Long-Term Incentive Compensation.   Under the employment agreement, Mr. Sheehan is entitled to an annual base salary of  $400,000 and has the opportunity to earn an annual bonus targeted at no less than 30% of his annual base salary on the last day of the applicable fiscal year (the actual amount of the bonus is determined by our Board or our Compensation Committee), which incentive bonus will be paid in cash on or prior to the January 15 immediately following the end of the prior fiscal year. The employment agreement provides that Mr. Sheehan will be granted, by January 15 of each year, equity awards. Each award granted in the form of stock options or restricted stock awards is to vest in four equal installments beginning on the last business day of each fiscal year following the fiscal year in which such award relates (subject to accelerated vesting upon a change in control and termination of employment without Cause or for Good Reason, in each case as defined in his employment agreement), and any SARs are to vest as determined by our Board or Compensation Committee at the time of each grant. Pursuant to the employment agreement, on January 1, 2019, we granted Mr. Sheehan 60,000 SARs. We also provide reimbursements to Mr. Sheehan for reasonable expenses incurred in connection with his employment, as well as an automobile allowance of  $500 per month, and he is eligible to receive benefits under any employee benefit plans made available by us to senior executives including, but not limited to, medical, disability, life insurance plans, and any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives. We also provide Mr. Sheehan with supplemental disability and life insurance.

Payments upon Termination of Employment.   Mr. Sheehan’s employment agreement provides for compensation and benefits upon termination. Following Mr. Sheehan’s termination by us without Cause or Mr. Sheehan’s resignation for Good Reason, in each case as defined in his employment agreement, we are obligated to pay the following amounts to Mr. Sheehan: all accrued but unpaid base salary and unused vacation as of the date of termination, reimbursable expenses incurred by Mr. Sheehan up to and including the date of termination or resignation, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination or resignation pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans; a separation allowance, payable in equal installments in accordance with our normal payroll practices over the 18-month period beginning immediately following the date of termination, equal to the product of  (i) one and one-half  (1.5) multiplied by (ii) the sum of  (A) his annual base salary as of immediately prior to the date of termination or resignation and (B) his target bonus, which shall be no less than 30% of the annual base salary on the last day of the applicable fiscal year, as of immediately prior to the date of termination or resignation (or, if none has been established, his target bonus in respect of the fiscal year completed prior to the date of termination or resignation); any earned but unpaid annual bonus for a prior completed fiscal year in a lump sum no later than 30 days following the date of termination or resignation (or any later date as may be required by Section 409A of the Internal Revenue Code); and prorated annual bonus with respect to the fiscal year in which the event of termination or resignation occurs for the portion of the fiscal year worked in a lump sum no later than 30 days following the date of termination or resignation (or any later date as may be required by Section 409A of the Internal Revenue Code).

For the purposes of Mr. Sheehan’s employment agreement, “Good Reason” means: (i) the assignment of duties, titles, status, offices and reporting requirements materially inconsistent with his positions, or the assignment or material diminution of authority, duties or responsibilities as contemplated in the employment agreement, except as a result of illness, disability, regulatory orders, or temporary suspensions due to a Board investigation; (ii) a change in reporting structure; (iii) a reduction in compensation or compensation opportunity; (iv) a change in work location by greater than 35 miles; (v) notice of nonrenewal of the employment agreement term; or (vi) a material breach of his agreement by the Company or Bank, in each case which is not cured within 30 days after notice of the same. For the purposes of Mr. Sheehan’s employment agreement, “Cause” means: (i) the willful failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any law, regulation, or regulatory order; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs that has or may adversely affects the business or reputation of the Company or Bank or reporting to work under the influence of alcohol or drugs; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of guilty or plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.

In addition, we will pay and arrange for Mr. Sheehan to continue to participate, on substantially the same terms as immediately prior to the date of termination, in the medical, dental, vision, disability and life insurance programs provided in his employment agreement until the earlier of  (i) the end of the 18-month period beginning on the date of termination or resignation, or (ii) such time as the Mr. Sheehan is eligible to be covered by comparable benefit(s) of a subsequent employer. Also, Mr. Sheehan’s outstanding compensatory equity awards will fully vest, with the vesting of any performance-based awards to be determined based on the actual performance measured as of the latest practicable date prior to the date of termination of resignation. However, if Mr. Sheehan’s termination or resignation under the foregoing scenarios occurs within 12 months of a change in control, the separation allowance will be paid in a lump sum within 30 days following the date of termination or resignation to the extent permitted by Section 409A of the Internal Revenue Code.

If we terminate Mr. Sheehan for Cause, he resigns without Good Reason, or he separates from service as a result of the expiration of his employment agreement, Mr. Sheehan will be entitled to: (a) all accrued but unpaid base salary and unused vacation as of the date of termination, expenses incurred by Mr. Sheehan up to and including the date of termination, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans, payable within 30 days after his termination or resignation in the case of salary, unused vacation, and reimbursable expenses, and in the case of earned or vested compensation or benefits, in accordance with the terms of the applicable benefit plan; and (b) all of Mr. Sheehan’s equity awards (including SARs) that are outstanding and vested as of the termination date, including a pro rata portion of unvested awards subject to time-based vesting conditions at termination.

Following Mr. Sheehan’s termination as a result of his death or disability, we are obligated to pay the following amounts to him or his estate, as applicable: (a) all accrued but unpaid base salary and unused vacation as of the date of termination, reimbursable expenses incurred by Mr. Sheehan up to and including the date of termination, and any earned or vested compensation or benefits to which Mr. Sheehan may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans, including any vested benefits under retirement plans; (b) any earned but unpaid annual bonus for a prior completed calendar year in a lump sum no later than 30 days following the date of termination (or any later date as may be required by Section 409A of the Internal Revenue Code); and (c) prorated annual bonus with respect to the year in which the event of termination occurs for the portion of the calendar year worked in a lump sum no later than 30 days following the date of termination (or any later date as may be required by Section 409A of the Internal Revenue Code). Additionally, all vested equity awards outstanding as of the date of death or disability, including a pro rata portion of unvested awards subject to time-based vesting conditions at termination, will become fully vested and will be paid to Mr. Sheehan or his estate, as applicable.

The payment of the foregoing compensation and benefits upon termination is contingent upon Mr. Sheehan’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Mr. Sheehan’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for 12 months following termination of employment.

The preceding description of Mr. Sheehan’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.1 to our registration statement on Form S-1 of which this prospectus forms a part.

Employment Agreement with Abel L. Iglesias

On July 16, 2019, the Bank entered into an employment agreement with Mr. Iglesias pursuant to which he serves as President and Chief Operating Officer of the Bank. The agreement provides for a term of three years.

Base Salary; Annual and Long-Term Incentive Compensation.   Under the agreement, Mr. Iglesias is entitled to an annual base salary of $380,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank Board from time to time. The Bank paid Mr. Iglesias a $40,000 signing bonus, which was paid 50% in cash and 50% in shares of restricted stock in the Company, which shall be valued at fair market value as defined in the Company’s 2019 Equity Incentive Plan. Mr. Iglesias is also entitled to participate in the Company’s 2014 Share Appreciation Rights Plan. The Bank also provides reimbursements to Mr. Iglesias for reasonable expenses incurred in connection with his employment, an automobile allowance of  $1,000 per month, and benefits including, but not limited to, medical, dental, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.

Payments upon Termination of Employment.   Mr. Iglesias’ employment agreement provides for compensation and benefits upon termination. Following Mr. Iglesias’ termination by the Bank without Cause or Mr. Iglesias’ resignation for Good Reason, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias, for a period of six months after such termination or resignation, at the base annual salary rate stated in his employment agreement on the date of such termination or resignation (or, if greater, the highest annual salary rate in effect for Mr. Iglesias within the 36-month period prior to such termination or resignation less any amounts owed to the Bank by him).

Following Mr. Iglesias’ termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias or his estate, as applicable, any salary, vacation, and bonus amounts accrued and unpaid at the date of termination (less any amounts owed to the Bank by Mr. Iglesias). Following Mr. Iglesias’ resignation for other than Good Reason, the Bank is obligated to pay Mr. Iglesias any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the 30-day notice period Mr. Iglesias is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Iglesias).

For the purposes of Mr. Iglesias’s employment agreement, “Good Reason” means: (i) any material breach by the Company or Bank of any provision the employment agreement, or any significant reduction, without his prior written consent, in the duties, responsibilities, authority or title as an officer, except for any reduction in duties, responsibilities, authority or title due to illness or disability, an order from any regulatory authority having jurisdiction over the Company or Bank, temporary suspensions due to a Board investigation, the appointment of market presidents or other positions created by the Company or Bank, or Mr. Iglesias no longer serving as Chief Operating Officer of the Bank provided that he is appointed Chief Administrative Officer of the Bank on or about that time; or (ii) a change in work location by greater than 35 miles. For the purposes of Mr. Iglesias’s employment agreement. “Cause” means: (i) the failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any law, regulation, or regulatory order; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs that adversely affects the business or reputation of the Company or Bank; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.

If Mr. Iglesias’ termination or resignation occurs within the 12-month period following a change of control event (as defined in his employment agreement), the Bank is obligated to pay Mr. Iglesias, on the Bank’s regular payroll payment date next following the 30th day after the date of termination, an amount equal to one times the average base annual salary received by Mr. Iglesias during the three-year period prior to such termination.

In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Iglesias’ execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Mr. Iglesias’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.

The preceding description of Mr. Iglesias’ employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.2 to our registration statement on Form S-1 of which this prospectus forms a part.

Employment Agreement with Ryan L. Gorney

On November 28, 2018, the Bank entered into an employment agreement with Mr. Gorney pursuant to which he serves as Chief Digital Officer and Chief Information Officer of the Bank. The employment agreement provides for an initial term of three years.

Annual Base Salary; Annual and Long-Term Incentive Compensation. Under the agreement, Mr. Gorney is entitled to an annual base salary of $350,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank board from time to time. Mr. Gorney will be entitled to participate in the Company’s 2014 Share Appreciation Rights Plan. The Bank also provides reimbursements to Mr. Gorney for reasonable expenses incurred in connection with his employment and benefits including, but not limited to, medical, health, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.

Payments upon Termination of Employment.   Mr. Gorney’s employment agreement provides for compensation benefits upon termination. Following the Mr. Gorney’s termination by the Bank without Cause or Mr. Gorney’s resignation for Good Reason, in each case as defined in his employment agreement, the Bank will pay Mr. Gorney, for a period which is the longer of  (a) 12 months after such termination or resignation or (b) the remainder of the then term of his employment agreement (but, in either case, in no event beyond the date Mr. Gorney commences employment elsewhere), in accordance with the Bank’s payroll policies, his annual base salary as of immediately prior to such termination or resignation, less any amounts owed to the Bank by Mr. Gorney, with such payments to commence on the Bank’s regular payroll payment date next following the 30th day after the date of such termination or resignation (but retroactive to such date).   Following Mr. Gorney’s termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Gorney, or his estate, as applicable any salary, vacation, and bonus amounts accrued and unpaid at the date of such termination (less any amounts owed to the Bank by Mr. Gorney). If Mr. Gorney resigns for other than Good Reason, the Bank is obligated to pay to Mr. Gorney only any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the ninety-day notice period Mr. Gorney is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Gorney).

If Mr. Gorney’s termination or resignation occurs within the 12-month period following a Change of Control event (as defined in his employment agreement), (i) the Bank will pay Mr. Gorney, on the Bank’s regular payroll payment date next following the 30th day after such termination or resignation, an amount equal to one times the average base annual salary received by Mr. Gorney during the three-year period prior to such termination or resignation, and (ii) the Bank, at its sole expense, will pay to maintain in full force and effect for the continued benefit of Mr. Gorney and his dependents, if any, or will pay for a period of one year after such termination or resignation, all benefits provided by the Bank in which Mr. Gorney and/or his dependents were participating immediately prior to such termination or resignation at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Mr. Gorney for such benefits) as existed immediately prior to such termination or resignation (except to the extent that Mr. Gorney and/or his dependents may be ineligible for one or more such benefits under applicable plan terms).

For purposes of Mr. Gorney’s employment agreement, “Good reason” means any material breach by the Bank of any provision of the employment agreement, or any significant reduction, without his prior written consent, in the duties, responsibilities, authority or title as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Company or Bank, (iii) temporary suspension of duties, responsibilities, authority or title pending results of any Board commissioned investigation as to a potential Cause for termination of employment, or (iv) the appointment of other positions created by the Company or Bank. “Cause” means (i) the willful failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any banking law, regulation, or regulatory order or other agreement with any banking agency having jurisdiction over the Bank; (iv) engaging in habitual abuse of alcohol or controlled substance or reporting to work under the influence of alcohol or controlled substance; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment of employees or customers; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.

In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Gorney’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Mr. Gorney’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.

The preceding description of Mr. Gorney’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.4 to our registration statement on Form S-1 of which this prospectus forms a part.

BENEFICIAL OWNERS

The following table sets forth information as of February 29, 2020 regarding the beneficial ownership of our common stock by:

•	each person or group known by us to beneficially owns more than 5% of our outstanding shares of common stock;
•	each of our NEOs;
•	each of our directors; and
•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 8,215,262 shares of our Class A Common Stock and 752,184 shares of our Class B Common Stock, in each case outstanding as of February 29, 2020.

Unless otherwise indicated in the table below, the address for each beneficial owner is c/o Professional Holding Corp., 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.

Name of Beneficial Owner	Amount and Nature of		Percentage of
Directors and Executive Officers	Beneficial Ownership		Outstanding Shares
Rolando DiGasbarro	23,260	(1)	0.3	*
Norman Edelcup	-	(2)	-	*
Carlos M. Garcia	423,416	(3)	5.2	*
Jon L. Gorney	7,755	(4)	0.1	*
Ryan L. Gorney	12,353	(5)	0.2	*
Abel L. Iglesias	10,656	(6)	0.1	*
Hebert Martens	44,387	(7)	0.5	*
Dr. Lawrence Schimmel, M.D.	57,794	(8)	0.7	*
Daniel R. Sheehan	96,234	(9)	1.2	*
Anton V. Schutz	500,507	(10)	6.1	*
Mary Usategui	10,166	(11)	0.1	*

All directors and executive officers as a group (11 persons)	1,186,519		14.5%

Name of Beneficial Owner	Amount and Nature of		Percentage of
Certain Beneficial Owners	Beneficial Ownership		Outstanding Shares
Endeavour Capital Advisors, Inc. 410 Greenwich Avenue Greenwich, CT 06830	617,864	(12)	7.52%
RMB Capital Management, LLC. 115 S. LaSalle Street Chicago, IL 60603	499,981	(13)	6.1%
EJF Capital 2107 Wilson Blvd., Suite 240 Arlington, VA 22201	499,981	(14)	6.1%
BayBoston Capital L.P. 1280 Center Street, Suite 2	422,890	(15)	5.1%

Newton Center, MA  02459

* Less than 1%

(1)	Includes (i) 20,234 shares of Class A Common Stock owned jointly with his wife, (ii) 2,500 exercisable stock options and (iii) 526 shares of restricted Class A Common Stock.
(2)

Mr. Edelcup owned no shares of Professional Holding Corp. Class A Common Stock at February 29, 2020. However, he owned 61,858 shares of Marquis Bancorp and options to acquire 68,888 shares of Marquis Bancorp.  On March 28, 2020, his shares were converted into 74,526 shares of Professional Holding Corp. Class A Common Stock and options to acquire 82,996 shares of Professional Holding Corp. Class A Common Stock.

(3)

Includes (i) 422,890 shares of Class A Common Stock beneficially owned by BayBoston Capital, L.P. for which Mr. Garcia shares voting and investment power.  Shares beneficially owned by Mr. Garcia are also reported as beneficially owned by BayBoston Capital, L.P.  Also includes 526 shares of restricted Class A Common Stock.

(4)	Includes 526 shares or restricted Class A Common Stock.
(5)	Includes 5,000 shares of restricted Class A Common Stock.
(6)	Includes 5,596 shares of restricted Class A Common Stock and 800 shares of Class A Common Stock owned jointly with his wife.
(7)

Includes 7,500 exercisable options, 33,710 shares of Class A Common Stock beneficially owned by the Herbert R. Martens Trust for which Mr. Martens serves as trustee, and 526 shares of restricted Class A Common Stock.

(8)

Includes 9,500 exercisable options, 17,768 shares of Class A Common Stock owned jointly with his wife, 30,000 shares of Class A Common Stock owned by Millennium Trust Company, LLC for the benefit of Dr. Schimmel, and 526 shares of restricted Class A Common Stock.

(9)

Includes 18,000 exercisable stock options, 40,734 shares of Class A Common Stock beneficially owned by Juno Invest, LLC for which Mr. Sheehan has sole voting and investment power, and 35,000 shares of restricted Class A Common Stock.

(10)

Includes (i) 499,981 shares of Class A Common Stock beneficially owned by RMB Capital Management, LLC. Mr. Schutz may be deemed to share voting and investment power over these shares.  Share beneficially owned by Mr. Schutz are also reported as beneficially owned by RMB Capital Management, LLC.  Also includes 526 shares of restricted Class A Common Stock.

(11)	Includes 750 exercisable options and 7,500 shares of restricted Class A Common Stock.
(12)	According to a Form 13G/A filed February 11, 2020.
(13)

Includes (i) 264,900 shares of Class A Common Stock beneficially owned by Mendon Capital Master Fund Ltd., (ii) 200,643 shares of our Class A Common Stock owned by Mendon Capital QP LP, (iii) 34,438 of our Class A Common Stock beneficially owned by Iron Road Multi Strategy Fund LP, for which RMB Capital Management LLC may be deemed to have voting and investment power, and 526 shares of restricted Class A Common Stock beneficially owned by Mr. Schutz.  Shares beneficially owned by RMB Capital Management are also reported as beneficially owned by Mr. Schutz.

(14)

Includes (i) 77,091 shares of Class A Common Stock owned by EJF Sidecar Fund Series LLC – Small Financial Equities Series and (ii) 422,890 shares of Class A Common Stock owned by EJF Sidecar Fund Series LLC – Series E for which EJF Capital, LLC has voting and investment power.

(15)

Pursuant to an agreement entered into in connection with our 2015 private offering we agreed to permit BayBoston Capital L.P. to appoint one director to our Board and the board of Professional Bank.  Currently, Mr. Garcia is BayBoston’s representative on both boards of directors.  Shares beneficially owned by BayBoston Capital L.P. are also reported as beneficially owned by Mr. Garcia.

BOARD MEETINGS AND COMMITEES

Board Meeting Attendance

Our Board of Directors held eight meetings during the year ended December 31, 2019.  All but one the directors attended 100% of the Board of Directors meetings and all of our directors attended at least 75% of the total number of meetings of the Board of Directors or committees on which they serve.  Directors are encouraged to attend annual meetings of shareholders, and all eight individuals serving as directors attended the 2019 Annual Meeting of Shareholders.

Standing Committees

Our Board has established the following standing committees in connection with the discharge of its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

Audit Committee

The audit committee held six meetings during the year ended December 31, 2019.  The members of our Audit Committee are Messrs. DiGasbarro (Chairman) and Martens and Dr. Schimmel.

Our Board has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Stock Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. DiGasbarro has the financial sophistication required by the rules of the Nasdaq Stock Market due to his experience and background and that he qualifies as a “audit committee financial expert” under the rules and regulations of the SEC.

The Audit Committee assists our Board in its oversight of the integrity of our financial statements, the management of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:

•	selecting and reviewing the performance of our independent auditor, setting the independent auditor’s compensation and approving, in advance, all audit services;

•	pre-approving all permitted non-audit services to be performed by our independent auditor;

•

reviewing reports from the independent auditor regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control review or peer review or by governmental or professional authorities, and any steps taken to deal with such issues;

•	reviewing the independence of our independent auditor and monitoring audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;

•

reviewing our policies and procedures, and keeping our independent auditor informed of, relationships and transactions with related parties and reviewing and discussing internally and with our independent auditor identification of, accounting for, and disclosure of such relationships and transactions;

•

reviewing with our independent auditor (a) the auditor’s responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy and the scope and timing of our annual audit; (c) any problems or difficulties encountered in the course of the audit work, and management’s response; (d) any questions, comments or suggestions the independent auditor may have relating to our internal controls, accounting practices and related procedures, and the independent auditor’s evaluation of the adequacy of the two-way communication between the independent auditor and the Audit Committee; (e) any significant risks identified during the independent auditor’ risk assessment procedures; and (f) when completed, the results, including significant findings, of the annual audit;

•	resolving any disagreements between the independent auditor and management;
•

reviewing with our independent auditor all critical accounting policies and practices to be used in the annual audit, alternative treatments of financial information within GAAP and the ramifications of such alternative treatment, and material written communications between our independent auditor and management;

•	reviewing the procedures for implementing accepted recommendations made by our independent auditor;
•

reviewing with our independent auditor and management the adequacy and effectiveness of our systems of internal controls, accounting practices, and disclosure controls and procedures and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

•	reviewing with management and our independent auditor our annual and quarterly financial statements;
•	reviewing and discussing with our independent auditor any other matters required to be discussed under PCAOB rules;
•

recommending to our Board, based on review and discussion with the Company’s independent auditor, whether the financial statements should be included in our annual report on Form 10-K, and produce the audit committee report required to be included in our annual proxy statement;

•	reviewing earnings press releases, as well as our policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;
•	reviewing compliance by our Chief Executive Officer and Chief Financial Officer with applicable certification requirements;
•

discussing our policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to us, and relevant major legislative and regulatory developments that could materially impact our contingent liabilities and risks;

•	engaging in such review and discussion as appropriate regarding bank regulatory examination reports or other regulatory reports and filings and other legal, regulatory or other matters;
•

developing and recommending to our Board for approval a code of conduct and ethics (and any changes thereto), monitoring compliance with such code, investigating any alleged violations of such code, enforce the provisions of such code;

•

establishing and overseeing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	establishing policies for the hiring of employees and former employees of our independent auditor; and
•	conducting an annual performance evaluation of the Audit Committee, annually reviewing the Audit Committee Charter, and recommending changes to our Board.

Compensation Committee

The compensation committee held four meetings during the year ended December 31, 2019. The members of our Compensation Committee are Messrs. Martens (Chairman), Garcia and Schutz, and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee assists our Board in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives. The Compensation Committee also reviews and oversees the compensation determinations of our NEOs as well as the administration of our compensation and benefit plans.    Among other things, our Compensation Committee has responsibility for:

•	reviewing and approving our overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices;

•

reviewing and approving our peer companies and data sources for purposes of evaluating compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

•

annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of these goals and objectives, and approving the CEO’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

•

annually reviewing and approving the corporate goals and objectives relevant to the compensation of executive officers other than the CEO, evaluate each such executive officer’s performance in light of these goals and objectives and the CEO’s recommendations concerning such executive officers, and recommending that our Board approve each such executive officer’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

•	annually evaluating director compensation and recommending to our Board the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee;

•

reviewing and recommending to our Board incentive compensation plans and equity-based plans for executive officers and other employees, and where appropriate or required, recommending that such plans be submitted for approval by our shareholders;

•	administering our equity-based and other compensation plans in accordance with their terms, including granting equity and other awards under such plans;

•

in connection with our proxy statement or annual report on Form 10-K, if we include a Compensation Discussion and Analysis, or CD&A, (a) reviewing and discussing with management such CD&A and any related executive compensation information, (b) recommending whether the CD&A and related executive compensation information should be included in the proxy statement or annual report on Form 10-K and, (c) to the extent required by applicable law or regulation, producing the compensation committee report on executive officer compensation;

•

reviewing and recommending to our Board any employment agreements and any severance arrangements or plans for the CEO and other executive officers, including the ability to adopt, amend and terminate such agreements, arrangements or plans;

•	determining stock ownership guidelines for directors, the CEO and other executive officers and monitor compliance with such guidelines;

•

reviewing benefits, including retirement benefits, and perquisites of the CEO and other executive officers to determine whether such benefits and perquisites are reasonable, competitive, and consistent with our overall executive compensation program;

•

reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•

if required, reviewing and recommending to our Board for approval the frequency with which we will conduct a shareholder advisory vote on executive compensation, taking into account the results of the most recent vote on frequency of such votes (if such vote was held by the Company), and reviewing and approving the proposals regarding the shareholder advisory vote on executive compensation and the frequency of such vote to be included in the Company’s proxy statement;

•	conducting an annual performance evaluation of the Compensation Committee, annually reviewing the Compensation Committee Charter, and recommend changes to our Board;
•	performing such other duties and carrying out such other responsibilities as are consistent with the Compensation Committee Charter or are delegated by our Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed in August off 2019 and held one meeting during the year ended December 31, 2019.

The members of our Nominating and Corporate Governance Committee are Messrs. DiGasbarro, Garcia, and Martens and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

The Nominating and Corporate Governance Committee assists our Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company.

Among other things, our Nominating and Corporate Governance Committee is responsible for:

•

determining the desired qualifications, qualities, skills, and other attributes of directors and develop, and recommend to our Board for its approval, criteria to be considered in selecting nominees for election as directors;

•	identifying and evaluating individuals to be considered for election as directors, including individuals recommended by our shareholders;

•	recommending to our Board the individuals to stand for election as directors at the annual meetings of shareholders or to fill any vacancies on our Board;

•	overseeing and monitoring the development by management of an orientation program for new directors and a continuing education program for current directors;

•	developing, recommending to our Board, and administering corporate governance guidelines and reviewing these guidelines at least annually and recommending any changes to our Board;

•

overseeing our corporate governance documents, policies, practices and procedures and reviewing and recommending to our Board for approval any changes to such documents, policies, practices and procedures;

•	developing a process for an annual evaluation of our Board and its committees and overseeing the conduct of each annual evaluation;
•

reviewing our Board’s committee structure and composition and making recommendations to our Board regarding the designation of committees and appointment of directors to serve as members and the chair of each committee annually;

•	overseeing the periodic assessment of our directors’ and officers’ liability and other insurance coverage for directors and officers;
•

reviewing all shareholder proposals and, after consultation with other Board committees that may have expertise or responsibility for the subject matter of such proposals, recommending to our Board appropriate action on each such proposal; and

•	performing such other duties and carrying out such other responsibilities as are consistent with the Nominating and Governance Committee Charter or are delegated by our Board.

In carrying out its functions, the Nominating and Corporate Governance Committee develops, and recommends to the Board for its approval, qualification criteria for all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees to be included in the Company’s future proxy statements.

The Nominating and Corporate Governance Committee also evaluates potential nominees for our Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq Stock Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee may consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of our Board.

Prior to recommending an existing director for re-election to our Board, the Nominating and Corporate Governance Committee may consider and review the following attributes with respect to each sitting director:

•	attendance and performance at meetings of our Board and the committees on which such director serves;

•	length of service on our Board;

•	experience, skills and contributions that the sitting director brings to our Board;

•	independence and any conflicts of interest; and

•	any significant change in the director’s status, including with respect to the attributes considered for initial membership our Board.

OTHER MATTERS

ANNUAL REPORT

We will make available copies of our annual report for the year ended December 31, 2019 on our website at https://myprobank.com/ir/ and at the Annual Meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

This proxy statement and our 2019 Annual Report to Shareholders are available on our website at https://myprobank.com/ir/ . If you would like to help reduce the environmental impact of our annual meetings and our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for shareholders of record at www.investorvote.com/PFHD and beneficial owners through your broker. Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

SHAREHOLDERS PROPOSALS FOR 2021

To be considered for inclusion in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than December 2, 2020, which is 120 calendar days before the one-year anniversary of the date on which the Company first mailed this proxy statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

Shareholders of record who have the same address and last name will receive only one set of Proxy Materials, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, Computershare, in writing, by telephone, or on the Internet:

Computershare

P.O. Box 505000

Louisville, KY 40233‑

5000 (866) 595‑6048

www.computershare.com

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Proxy Materials, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of our Proxy Materials for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

MMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by before 11:59 pm on April 26, 2020. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/PFHD or scan delete QR code and control # th∆e QR cod≈e — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PFHD Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Jon L. Gorney (Class III) 02 - Herbert Martens (Class III) 03 - Anton Schutz (Class III) 04 - Norman Edelcup (Class II) For Against Abstain 2. Ratification of the appointment of Crowe LLP as independent auditor for the fiscal year ending December 31, 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 4 1 B V 4 5 7 7 5 7 0389DB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 2020 Annual Meeting Proxy Card1234 5678 9012 345

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Professional Holding Corp. Shareholders Tuesday, April 28, 2020 10:00 AM Local Time 396 Alhambra Circle, Suite 255 Coral Gables, FL 33134 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — Tuesday, April 28th, 2020. Daniel Sheehan and Mary Usategui, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Professional Holding Corp.to be held on Tuesday, April 28, 2020. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Professional Holding Corp. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PFHD

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Jon L. Gorney (Class III) 02 - Herbert Martens (Class III) 03 - Anton Schutz (Class III) 04 - Norman Edelcup (Class II) For Against Abstain 2. Ratification of the appointment of Crowe LLP as independent auditor for the fiscal year ending December 31, 2020. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 5 7 7 5 7 0389EB MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 2020 Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — Tuesday, April 28th, 2020. Daniel Sheehan and Mary Usategui, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Professional Holding Corp.to be held on Tuesday, April 28, 2020. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Professional Holding Corp.